PROSPECTUS

FILED PURSUANT TO

RULE 424(b)(3)

REGISTRATION NO. 333-42542

DIRECT STOCK PURCHASE AND

DIVIDEND REINVESTMENT PLAN

Common Stock

(Par Value $1.00 Per Share)

This Prospectus describes the new Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) of AmSouth Bancorporation (the “Company,” which may be referred to as “we” or “us”). The Plan replaces our existing Dividend Reinvestment and Common Stock Purchase Plan.

The Plan is intended to promote long-term ownership in the Company by offering investors a simple and cost effective way to:

—	Purchase shares of Common Stock directly from the Company;

—	Increase holdings of Common Stock by reinvesting cash dividends;

—	Purchase additional shares of Common Stock by making optional cash investments as often as weekly.

If you own shares of our Common Stock (“Common Stock”) in your own name, you are eligible to participate in the Plan.

If you are not a shareholder, you may enroll in the Plan and purchase your first shares of Common Stock directly from the Company by making an initial investment of at least $1,000 and not more than $10,000 (Maximum investment is $10,000 per transaction and $120,000 per calendar year). A one-time enrollment fee of $10.00 will be deducted from your initial investment. The $10.00 enrollment fee does not apply to existing registered shareholders joining the Plan.

If you are a participant in our current Dividend Reinvestment and Common Stock Purchase Plan you are automatically enrolled in the new Plan and need not take any action unless you wish to change your participation election.

The Company pays all fees and any brokerage commissions for reinvesting dividends and purchasing additional shares of Common Stock through optional cash investments. There are modest fees and brokerage commissions charged for using other Plan services including the sale of shares from the Plan.

You should read this Prospectus carefully so you will know how the Plan works and then retain it for future reference.

CASH DIVIDENDS, OPTIONAL CASH INVESTMENTS AND SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PLAN ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 31, 2003.

THE COMPANY

We are a financial holding company and bank holding company, which was organized in 1970 as a Delaware corporation and began doing business in 1972. We offer a broad range of bank and bank-related services through our principal subsidiary AmSouth Bank and other subsidiaries. AmSouth Bank is an Alabama banking corporation and our wholly owned subsidiary. Our principal executive offices are located at AmSouth Center, 1900 Fifth Avenue North, Birmingham, Alabama 35203 (telephone: 205/320-7151). The Common Stock is listed on the New York Stock Exchange under the symbol ASO.

Terms of the Plan

The following are the terms of the Plan, effective January 2, 2004.

Purpose of the Plan

The Plan provides you with a convenient and economical method of becoming an owner of Common Stock by purchasing shares directly from the Company and increasing your ownership of Common Stock by reinvesting dividends and by making optional cash investments. The Plan also provides an economical method for you to sell shares. The Company has appointed The Bank of New York (the “Agent”) as Agent for the Plan. Contact the Agent with any questions about the Plan. Instructions for contacting the Agent by telephone, mail, e-mail and the internet are set forth below under “Administration.”

Features of the Plan—Advantages

—	Open to Non-Shareholders. Persons who are not registered shareholders may enroll in the Plan and purchase their first shares of Common Stock by making an initial investment of at least $1,000 (maximum investment of $10,000 per transaction and $120,000 per calendar year). A one-time enrollment fee of $10.00 will be deducted from your initial investment.

—	Optional Cash Investments. Once enrolled, you may make additional optional cash investments either by check as often as weekly or on a monthly basis by authorizing automatic monthly withdrawals from your bank checking or savings account. For those enrolled in the Plan, the minimum investment amount for an optional cash investment is $50 whether you are making the investment by check or by automatic monthly withdrawal from your bank account, and the maximum optional cash investment is $10,000 per transaction and $120,000 in any calendar year. You may combine automatic monthly bank withdrawals with optional cash investments by check as long as your total investment in any one calendar year does not exceed $120,000. The Company pays all service fees and brokerage commissions on purchases. The bank at which you maintain your checking or savings account may charge you for automatic monthly withdrawal.

—	Reinvestment of Dividends. You may elect to reinvest dividends on all shares owned by you in certificate form (full reinvestment) or to reinvest dividends on less than all shares held by you in certificate form (partial reinvestment). There are no service fees or brokerage commissions charged to you for reinvesting dividends.

—	Safekeeping and Transfers. You may deposit your Common Stock certificates into the Plan at no cost. All dividends on the shares deposited will be automatically reinvested under the Plan. You may transfer shares to another Plan participant at any time, at no cost.

—	Certificates. You may request the issuance of a certificate at any time, at no cost.

—	Selling Shares. You may instruct the Agent to sell some or all of the shares held in your Plan account by providing written instructions to sell to the Agent, or by using the Agent’s automated telephone sales feature or website as discussed below under “Sale of Shares” and “Administration.” There is a fee of $20.00 for each sale transaction and a brokerage commission of $0.10 per share sold.

—	Statements. Account statements detailing Plan activity will be mailed to you quarterly. Following each Plan transaction you will receive a transaction advice, which is a written record of the transaction.

Please Note

—	The Company has no control over the price paid or time at which shares are purchased or sold. If you send an initial or optional cash investment, the price of Common Stock may go up or down before the purchase is made.

—	No interest is paid on optional cash investments.

Eligibility

Any person, whether or not a registered holder of Common Stock, may enroll and participate in the Plan. The Plan is primarily designed for individual investors. The Company has the right to modify, suspend, deny or terminate participation by any person. See “Other Information.”

Administration

The Company has appointed The Bank of New York, the Company’s transfer agent, as Agent to administer the Plan. The Agent will hold the shares purchased for your Plan account, registered in the Agent’s name or the name of one of its nominees, maintain records, send statements to you and perform other duties relating to the Plan.

You may contact the Agent in several ways:

•	By Phone: 1-800-432-0140

The Agent’s Customer Service Representatives can be reached at 1-800-432-0140 between the hours of 8 a.m. and 8 p.m. eastern time, Monday through Friday.

•	By Website: www.stockbny.com

This website offers access to and transaction processing of shareholder accounts. You can quickly retrieve:

Account Holdings	Transaction History	Frequently Used Forms
Extensive Q&A	Transfer Instructions	Stock Quotes

To access this site, you must first request a Personal Identification Number (PIN):

Go to www.stockbny.com

Click on “Account Access”

Click on “First Time User”

Follow instructions to request a PIN

A temporary PIN will be mailed to your registered address. When you receive this PIN, log into the Website to establish a permanent PIN and to access the features of this site.

•	By E-Mail:

E-Mail address:    shareowners@bankofny.com

•	By Mail:

The Agent’s mailing address is:

The Bank of New York

Dividend Reinvestment Department

P.O. Box 1958

Newark, New Jersey 07101-9774

The Agent is also responsible for purchasing and selling shares for Plan participants. Shares may be purchased, by the Agent, directly from the Company or on the open market. The Agent may use a broker affiliated with The Bank of New York (“Affiliated Broker”) for trading activity under the Plan. The Affiliated Broker will receive brokerage commissions. Neither the Company nor any Plan participant has any control over the times or prices at which the Agent buys or sells shares on the open market or the selection of the broker who executes such transactions.

How to Enroll

Existing participants in the Company’s current Dividend Reinvestment and Common Stock Purchase Plan have automatically been enrolled in the new Plan.

If you are a registered owner of Common Stock you may enroll in the Plan by completing a Plan Authorization Form. There is no enrollment fee for registered owners.

If you do not own any Common Stock you may enroll in the Plan by completing a Plan Authorization Form, making an initial cash investment to purchase shares of Common Stock and paying a one-time account set-up fee of $10.00. The minimum initial cash investment is $1,000 and the maximum is $10,000.

Under Section 326 of the US Patriot Act, we are required to verify the identification of new enrollees in the Plan, maintain records of the information used to verify a person’s identity and consult a list of known or suspected terrorist organizations provided by any government agency to determine whether a person seeking to open an account appears on any such list.

YOU CAN REQUEST A PLAN AUTHORIZATION FORM FROM THE AGENT AT THE ADDRESS, TELEPHONE NUMBER OR WEBSITE SHOWN UNDER “ADMINISTRATION.”

Enrollment and participation in the Plan is entirely voluntary. You may enroll at any time. Shareholders and investors outside the United States may be subject to governmental regulations that may prohibit participation, so each investor should first determine if participation would violate local laws.

Reinvestment Options

When you enroll you must elect how your dividends are to be reinvested. Make this election on your Authorization Form. You may choose the following options:

Option 1

Full Reinvestment—If you choose this option 100% of all cash dividends on shares held directly by you (as certificates) will be reinvested in additional shares of Common Stock. This includes any future shares acquired by you in certificate form. Dividends on all shares purchased for your account under the Plan, whether through dividend reinvestment or optional cash investments, will be reinvested automatically in additional shares of Common Stock.

Option 2

Partial Reinvestment—If you choose this option you can direct that dividends on a specified number of shares held by you in certificate form be reinvested. Dividends on the remaining shares held by you in certificate form will be paid to you in cash. If you buy more shares in certificate form it will not change your election. If you sell or transfer shares in certificate form it will not change your election unless the number of shares you hold falls below the number you specified for reinvestment. In that case, dividends will be reinvested on the number of shares you hold in certificate form. Dividends on all shares purchased for your account under the Plan, whether through dividend reinvestment or optional cash investments, will be reinvested automatically in additional shares of Common Stock.

You may also change your instructions for Option 2, or choose Option 1, at any time, by completing a new Authorization Form.

Option 3

Cash Dividends—No Reinvestment—If you choose this option you may enroll in the Plan only to make optional cash investments. By choosing this election you will receive all dividends on shares held by you in certificate form, and no dividends on those certificate shares will be reinvested. Shares purchased with optional cash investments will be held in your Plan account and dividends on those Plan shares will be reinvested. You can elect to have dividends on shares you hold in certificate form deposited directly to your U.S. bank account. For more information on direct deposit of dividends service, please contact the Agent.

Optional Cash Investments

Optional cash investments are voluntary.    The minimum initial cash investment for non-shareholders is $1,000 and the maximum amount is $10,000. A one-time account set-up fee of $10.00 will be deducted from your first investment. The minimum cash investment for existing registered shareholders or for existing Plan participants is $50, and the maximum is $10,000 per investment and $120,000 per calendar year. Once enrolled in the Plan, you do not pay any fees or brokerage commissions for making optional cash investments.

To make an optional cash investment:

—	Make checks for optional cash investments payable to “The Bank of New York—Agent.”

—	Mail checks and a properly completed Plan Authorization Form or a tear off stub from a Plan statement or transaction advice to the Agent using the address of the Agent set forth under “Administration” above.

Checks must be drawn on a United States bank and payable in United States dollars. Cash, money orders, travelers checks, third party checks, or checks not drawn on a United States bank or payable in United States dollars will not be accepted and will be returned. If you choose to make optional cash investments, you do not have to send the same amount of money each time.

You may authorize monthly optional cash investments by automatic withdrawal from your bank checking or savings account, either when you enroll or at a later date. To do so, complete the automatic withdrawal authorization on the Authorization Form. You may obtain an Authorization Form from the Agent (see “Administration” above). Please allow four to six weeks after the completed Authorization Form with automatic withdrawal authorization has been received by the Agent for the first automatic monthly withdrawal to be initiated. Automatic withdrawal payments are deducted monthly from your bank account on the 25th day of each month, or if such date is not a business day on the preceding business day, and will usually be invested during the week following the deduction. You must notify the Agent in writing to change or terminate automatic withdrawal. Please allow about two weeks from the date the Agent receives your instructions for a change or cancellation to take effect. The bank at which you maintain your checking or savings account may charge you for automatic monthly withdrawal.

The maximum total optional cash investment is $10,000 per transaction and $120,000 per calendar year. This amount is in addition to any dividends that are reinvested for your account.

In the event that your optional cash investment check is returned unpaid for any reason, or your designated bank account does not have sufficient funds for your authorized automatic monthly investments, the Agent will immediately remove from your account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, the Agent reserves the right to sell such additional shares from any of your accounts maintained by the Agent as may be necessary to recover in full the uncollected balance.

It is your responsibility to immediately notify the Agent of any changes in your banking information as it relates to your authorized monthly investment deductions. You may call 1-800-432-0140 to request a new automatic withdrawal authorization form. You will be charged a fee of $20.00 for returned checks and/or failed automatic investment withdrawals. The Agent reserves the right to sell additional shares from any of the your accounts maintained by the Agent as may be necessary to recover the fee at the time the check and/or automatic withdrawal is returned to the Agent.

Dividend Reinvestment and Optional Cash Investment Dates

If an Authorization Form electing dividend reinvestment is received by the Agent on or before the record date for the dividend payment, dividends will be reinvested on the next dividend payment date. If an Authorization Form electing dividend reinvestment is received after the record date for the dividend payment, the current dividend will be paid to the shareholder in cash and the first dividend paid after the next record date will be reinvested. Cash dividends are usually reinvested on the dividend payment date or, if the dividend payment date is not a business day, the next business day following the dividend payment date.

Generally, shares are purchased with optional cash investments at least once per week, usually on the first business day of each week. Payments for optional cash investments must be received by the Agent by noon on the first business day immediately preceding an investment date in order to be invested on that investment date.

Any payments received and not invested will be invested on the next investment date. If it is not possible, for any reason, to purchase shares, any moneys held by the Agent for more than 30 days will be returned to participants.

NO INTEREST WILL BE PAID ON OPTIONAL CASH INVESTMENTS HELD BY THE AGENT PENDING INVESTMENT.

Source and Price of Shares Purchased

Shares purchased under the Plan may be purchased, by the Agent, on the open market or directly from the Company from authorized but unissued shares or treasury shares. When shares are purchased from the Company, the price per share will be equal to the average of the high and low sales prices of the Common Stock reported as New York Stock Exchange—Composite Transactions on the New York Stock Exchange trading day immediately preceding the purchase date. If there is no trading in the Common Stock on the New York Stock Exchange (or if trading is halted or suspended) for a substantial amount of time during that trading day or if publication of the sales prices of the Common Stock on that trading day does not take place or contains a reporting error, then the Company will determine the purchase price on the basis of such market quotations as it shall deem appropriate.

When shares are purchased on the open market, all requests to purchase shares are aggregated and the total shares are purchased on the open market. The price per share cannot be determined prior to the purchase. The price per share purchased shall always be the average weighted price for all shares purchased for the Plan on the trade date or dates. Net dividend funds and optional cash investments from all Participants may be commingled to purchase shares. In all cases, if an investment is not completed within 30 days, all uninvested funds will be returned to participants. Purchases are usually made through an Affiliated Broker.

A transaction advice will normally be mailed to you by first class mail as soon as practicable following the final trade settlement date showing the purchase price, transaction fees and brokerage commissions (if any) and the number of shares credited to your accounts.

Since your dividend and any optional cash payment will rarely purchase an exact number of whole shares, whether shares are purchased from the Company or the open market, the Agent will credit your account for the full and fractional shares (to four decimal places) purchased. Fractional shares will earn proportional dividends.

Sale of Shares

You may instruct the Agent to sell any or all shares held in your account at any time. Simply complete and sign the tear-off portion of your account statement and mail it to the Agent. If the account is owned by more than one participant, all account holders must sign the instruction form. You can also call the Agent’s toll-free number to sell shares.

Also, through the Agent’s website, you may give the Agent instructions online to sell shares. Please follow instructions that appear above under “Administration” to gain access to the Agent’s website. You will be required to establish a PIN number to gain access to this site.

The Agent aggregates all requests to sell shares, then sells the total number of shares on the open market. Sales may be made through an Affiliated Broker. The shares may be sold on any exchange on which the shares are listed. Shares are sold at least weekly, and depending on volume, as frequently as daily. The selling price will not be known until the sale is completed. The price per share sold will reflect the brokerage commission and shall always be the average weighted price for all shares sold for the Plan on the trade date or dates. The net proceeds of the sale are sent to you by check and mailed via first class mail two days after the settlement date of the sale. There is a $20.00 service fee for selling Plan shares plus a brokerage commission of $0.10 per share.

THE COMMON STOCK PRICE MAY FALL BETWEEN THE TIME YOU REQUEST A SALE AND THE TIME THE SALE IS MADE.

INSTRUCTIONS SENT TO THE AGENT TO SELL SHARES MAY NOT BE CANCELLED.

Certificates

Shares purchased with either reinvested dividends or optional cash investments will be held by the Agent or its nominee on behalf of the participant.

In addition, you may deposit your stock certificates with the Agent for safekeeping. When your stock certificates are deposited with the Agent for safekeeping, you no longer bear the risk of loss, theft or destruction of the certificates. You can also sell any shares held in safekeeping through the Plan. There is no charge for depositing certificates with the Agent for safekeeping. All dividends on the shares deposited will be automatically reinvested under the Plan.

You may request certificates for some or all whole shares held in the Plan. No certificates for fractional shares will be issued. To request certificates, fill-out and sign the request form on the bottom portion of the account statement or call the Agent for instructions. There is no charge for issuing a certificate.

Share Transfer Within the Plan

You may transfer or give shares in your Plan account as gifts at any time. Call (at the telephone number set forth above under “Administration”) or write to the Agent (at the address set forth above under “Administration”) to make your request.

Withdrawal from the Plan

You may withdraw from the Plan at any time. To withdraw from the Plan, complete the tear-off stub at the bottom of your Plan statement or transaction advice and mail it to the Agent. When you withdraw from the Plan, or if the Plan is terminated by the Company, a certificate for all whole shares held in your Plan account will be issued to you and any fractional shares held in your Plan account will be sold. You will receive a check for the net proceeds (less service fees and brokerage commission) from the sale of any fractional shares.

Account Statements

A transaction advice will be sent to you as soon as practicable after each investment. The advice will show the purchase price, service fees and brokerage commissions (if any), and shares credited to your account.

As soon as practicable after each dividend payment date a quarterly statement showing all year-to-date transactions will be mailed to you. RETAIN THESE STATEMENTS FOR TAX PURPOSES. THERE IS A

$20.00 CHARGE FOR PROVIDING A COPY OF AN ACCOUNT STATEMENT THAT IS MORE THAN 12 MONTHS OLD.

Statements and transaction advices have tear-off instruction forms which should be filled-out when providing the Agent with certificate issuance, sale, purchase, termination or certificate deposit instructions.

Stock Splits, Stock Dividends and Other Distributions

Any stock dividends or stock split shares distributed by the Company on shares for which you have elected dividend reinvestment will be credited directly to your Plan account. Stock split or stock dividend shares distributed on shares held by you for which you have not elected dividend reinvestment will be distributed to you in the same manner as to shareholders who are not participants in the Plan. If you are entitled to participate in a rights offering, the right to subscribe will be based on the total number of shares owned, both inside and outside the Plan. Any rights certificates to be distributed as a result of any rights agreement will be distributed based on whole shares only. Transaction processing may be temporarily suspended during such distributions.

Proxies and Voting

Each year you will receive in either paper or electronic form the proxy materials provided to all shareholders of the Company in connection with the Company’s Annual Meeting of Shareholders. The Proxy Voting Card will list the shares held in your Plan account as well as shares held by you in certificate form. Both book-entry and certificate shares are voted by completing the Proxy Voting Card.

Federal Income Tax Information

The following is only a summary of the tax consequences of participation in the Plan, as of the date of this Prospectus. Tax laws and regulations may change and this summary may not reflect every possible situation that could result from participating in the Plan. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND WITHHOLDING TAX CONSEQUENCES APPLICABLE TO YOUR PARTICULAR SITUATION.

In general, cash dividends paid to you, by the Company, are considered taxable income even though they are reinvested. Your basis for federal income tax purposes on any shares purchased through the Plan is the price at which the shares are purchased. Brokerage commissions paid by the Company are also considered taxable income and are included in the tax basis of shares purchased. The Form 1099 sent to you and the Internal Revenue Service at the end of the year shows brokerage commissions paid by the Company.

You will generally realize taxable gain or loss for federal income tax purposes when shares are sold, based on the amount received for the shares and the tax basis of the shares.

Your holding period for shares purchased through the Plan begins on the day following the date of purchase.

Plan participants who are subject to backup withholding will have their dividends reinvested less the tax withheld.

Foreign shareholders who are subject to US federal tax withholding will have their dividends reinvested less the tax withheld. Foreign shareholders are responsible for filing any documentation required to obtain a reduction in or refund of US withholding tax.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted on May 28, 2003, reduces the maximum rate of federal income tax imposed on most dividends received by individuals, subject to the requirements set forth in that Act. You should consult your own tax advisor concerning the application of this reduced rate to your own situation.

Summary of Plan Services and Fees

In most cases the Company will pay the fees and expenses to operate the Plan. However, there are some service fees and brokerage commissions which will be charged directly to participants:

Item	Charge
Initial Enrollment	$10.00
A one-time set-up fee for non-registered shareholders.

Optional Cash Investments—Service Fee	Paid by Company
plus brokerage commission per share	Paid by Company

Reinvestment of Dividends—Service fee	Paid by Company
plus brokerage commission per share	Paid by Company

Sale of Shares	$20.00
plus brokerage commission per share	$0.10

Deposit of Certificates for safekeeping	No Charge

Book to Book Transfers	No Charge
To transfer shares to another participant or to a new participant

Duplicate copy of account statement(s) that are more than 12 months old (per statement)	$20.00

Other Information

By participating in the Plan you appoint the Agent as your agent for Plan transactions.

THE SECURITIES HELD IN PLAN ACCOUNTS FOR PLAN PARTICIPANTS ARE NOT SUBJECT TO PROTECTION UNDER THE SECURITIES INVESTOR PROTECTION ACT OF 1970. SHARE PRICES FLUCTUATE. NEITHER THE COMPANY NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES PURCHASED UNDER THE PLAN.

Neither the Company nor the Agent can provide any advice or make any recommendations with respect to any security. Any decision to purchase or sell must be made by each individual Plan participant based on his or her own research and judgment.

Neither the Company nor the Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of (i) failure to terminate a Plan account, sell shares in the Plan or invest optional cash investments or dividends without receipt of proper documentation and instructions; or (ii) the prices at which shares are purchased or sold for Plan accounts and the time such purchases or sales are made, including price fluctuation in market value after purchases or sales.

The Company reserves the right to modify the Plan including the right to terminate the Plan upon notice to Plan participants. In addition, the Company reserves the right to terminate the participation of any participant, interpret, modify fees and regulate the Plan as it deems necessary or desirable in connection with its operation. If the Plan is terminated by the Company or if the Company undergoes a reorganization or merger, participants may be issued a certificate for any whole shares and a check for any fractions of Plan shares, or the Company may automatically roll over Plan shares to a subsequent survivor or derivative plan.

MINIMUM AND MAXIMUM OPTIONAL CASH INVESTMENTS

Initial minimum investment by non-shareholders	$1,000
Minimum from existing shareholders	$50
Maximum per calendar year	$120,000
Maximum per transaction	$10,000

USE OF PROCEEDS

We do not know either the number of shares that will ultimately be purchased under the Plan or the prices at which the shares will be sold, and therefore we cannot determine how the proceeds will be used. We intend to add the net proceeds of sales under the Plan of newly issued shares and treasury shares to our general funds to be available for general corporate purposes.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and as required by that Act, file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information may be inspected and copied at the Commission’s Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 (and at the Commission’s New York and Chicago Regional Offices, which are located at 233 Broadway, New York, New York 10279 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604). You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Our filings with the Commission are also available to the public at the Commission’s web site at http://www.sec.gov. The Common Stock is listed on the New York Stock Exchange and copies of such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also maintain an Internet website at www.amsouth.com, where we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports, on the same day that we file these reports with the Commission. From our home page at www.amsouth.com, go to “Resource Centers” and click on “Investor Relations” to access these reports.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this Prospectus. In addition, information that we file later with the Commission will automatically update and supersede the information in this Prospectus and incorporated by reference.

We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we no longer issue securities under the Plan:

1.    Our Annual Report on Form 10-K for the year ended December 31, 2002;

2.    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003;

3.    Our Current Report on Form 8-K dated April 17, 2003; and

4.    The description of the Common Stock in Our Registration Statement on Form 10 filed with the Commission on March 12, 1973, as updated in any amendment or report filed for that purpose.

We will promptly furnish you, at no cost, a copy of any and all of the information that we have incorporated by reference in this Prospectus (without exhibits, unless such exhibits are specifically incorporated by reference) upon your telephone or written request to:

AmSouth Bancorporation

Attention: Investor Relations

P.O. Box 11007

Birmingham, Alabama 35288

(205) 326-5807

You should only rely on the information incorporated by reference or contained in this Prospectus or any Prospectus Amendment or Supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the Common Stock in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Amendment or Supplement is accurate as of a later date than the date of this Prospectus or any Prospectus Amendment or Supplement.

FACTORS THAT MAY AFFECT FUTURE RESULTS

Please keep in mind that the information delivered to you with this Prospectus may contain forward-looking statements. Also, the information filed by us with the Commission contains forward-looking statements. By their nature, forward-looking statements involve various uncertainties. These uncertainties could cause actual results to be materially different from the forward-looking statements. When reading any of these documents, you should consider all of the risks and uncertainties that are discussed, and you should not rely solely on forward-looking statements made by us. We do not undertake any obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

Factors which could cause results to materially differ from current management expectations include, but are not limited to: execution of the Company’s strategic initiatives; legislation and regulation; general economic conditions, especially in the Southeast; the performance of the stock and bond markets, changes in interest rates, yield curves and interest rate spread relationships; prepayment speeds within the loan and investment security portfolios; deposit flows; the cost of funds; cost of federal deposit insurance premiums; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company’s loan and investment portfolios including capital market inefficiencies that may affect the marketability and valuation of available for sale securities; changes in accounting and tax principles, policies or guidelines; other economic, competitive, governmental and regulatory factors affecting the Company’s operations, products, services and prices; unexpected judicial actions and developments; and the outcome of litigation, which is inherently uncertain and depends on the findings of judges and juries. To the extent that terrorist attacks or other hostilities including geopolitical conflicts cause a prolonged negative impact on the economy, the effects may include: adverse changes in customers’ borrowing, investing or spending patterns; market disruptions; adverse effects on the performance of the United States and foreign equity markets; currency fluctuations; exchange controls; restriction of asset growth; negative effects on credit quality; and other effects that could adversely impact the performance, earnings, and revenue growth of the financial services industry, including the Company.

INDEMNIFICATION

Directors, officers, employees and agents of the Company and our subsidiaries or those serving at our request as directors, officers, employees or agents of another corporation or enterprise are entitled to indemnification as expressly permitted by the provisions of the General Corporation Law of the State of Delaware, our certificate of incorporation, the charters of our subsidiaries, and our liability insurance. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

LEGAL MATTERS

Carl L. Gorday, Esq., Assistant General Counsel of the Company, has delivered an opinion to us as to the validity of the shares of Common Stock offered under the Plan by the use of this Prospectus. Mr. Gorday owns shares of Common Stock.

EXPERTS

The consolidated financial statements of AmSouth Bancorporation and subsidiaries incorporated by reference in AmSouth Bancorporation’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month and nine-month periods ended September 30, 2003 and September 30, 2002, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in AmSouth Bancorporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any place where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document

Direct Stock Purchase and

Dividend Reinvestment Plan

Common Stock

($1.00 Par Value Per Share)

PROSPECTUS

Dated December 31, 2003